Exhibit 99.1

FOR IMMEDIATE RELEASE
Investor Relations Contact:
Raphael Gross
203-682-8253
investors@frgi.com

Fiesta Restaurant Group, Inc. Reports Second Quarter 2022 Results
Second Quarter 2022 Comparable Restaurant Sales Growth Accelerated above First Quarter 2022 to 8.4% vs. 2021
June and July 2022 Comparable Restaurant Sales at or above 10.0% vs. 2021
Four Consecutive Quarters of Comparable Restaurant Sales Growth above 2019
DALLAS, Texas – (Business Wire) – August 11, 2022 - Fiesta Restaurant Group, Inc. ("Fiesta" or the "Company") (NASDAQ: FRGI), parent company of the Pollo Tropical® restaurant brand, today reported results for the 13-week second quarter, which ended on July 3, 2022, and provided a business update related to current operations.
Fiesta President and Chief Executive Officer Richard Stockinger said, "We are very encouraged by our sequential sales growth throughout the second quarter that continued to accelerate into the third quarter with June and July comp sales at or above 10.0%(1). Importantly, as a direct result of the actions we shared last quarter to improve staffing and offer value-focused promotions and menu innovation, recent year-over-year traffic trends(2) have improved by approximately 340 basis points compared to first quarter traffic results of -7.0%, with select markets generating positive traffic growth. Like most in our industry, inflation headwinds challenged our anticipated recovery in restaurant margins during the second quarter and we will continue taking action to address cost pressures. We expect our margins to improve meaningfully in the third quarter and are targeting Restaurant-level Adjusted EBITDA margins of 18.0% to 20.0% as our sales growth and labor optimization initiatives increasingly gain momentum.”
Stockinger continued, "Second quarter 2022 Restaurant-level Adjusted EBITDA margin, a non-GAAP financial measure(3), was 15.2%, including approximately $1.0 million(4) in non-recurring expenses related primarily to short term supply disruptions caused by plant damage to a key chicken supplier which adversely impacted Restaurant-level Adjusted EBITDA margins by 100 basis points. In addition to increased inflation pressures, we also proactively invested in expanded labor hours to improve staffing levels, which showed positive sales results that were only partially realized during the second quarter. We expect margins to improve measurably in the third quarter driven by our accelerating traffic trends from improved staffing, effective value-focused promotions, menu innovation and prudent pricing action of 4.0% to 6.0% that we plan to take in September."
Stockinger added, "When compared to the second quarter of 2021, our Restaurant-level Adjusted EBITDA margins declined during the second quarter of 2022 primarily due to food cost, labor and other operating expense increases including utilities and insurance. Second quarter 2022 net loss from continuing operations was $6.5 million compared to income from continuing operations in the second quarter of 2021 of $2.7 million."
Stockinger further commented, "We continued to make significant progress during the second quarter on the brand’s previously communicated key growth initiatives. We made great strides in enhancing our digital platform with the ongoing rollout of our digital drive thru technology with five units targeted for completion by the end of August and 8-10 units by year end. All dining rooms now allow access to the “Kiosk in Hand” QR code feature to enable customers to order online in the restaurant. We also made progress on improving kitchen and drive thru productivity in high volume units, with our first kitchen retrofit unit completed this week and additional retrofits being identified as part of our ongoing remodel plans. Our refresh/remodel program continues to exceed initial sales growth expectations. The refreshes completed to date have generated a sales lift(5) of approximately +3.8% to +5.6% when comparing the sales trend of each unit before and after the refresh to a control group of other Pollo units in each refresh unit's local market. Finally, our investments in restaurant general manager leadership training and retention are already showing very positive results through improved execution and reduced turnover. As we realize the full impact of our growth initiatives, we expect them to contribute meaningfully to sales momentum."
Stockinger concluded, "We are encouraged by our continued strong sales momentum thus far in 2022, and are intensely focused on driving ongoing traffic growth across all channels while also taking action to improve margins. In addition, G&A expense reduction plans are being implemented which we expect will result in a reduction in expense levels in the second half of this year, and an ultimate reduction in G&A to the targeted range of 8.5% to 9.0% of restaurant sales. Most importantly, we will continue to drive growth by further implementation of our key initiatives to enhance customer experience across all service channels."
_____________________________

(1)Comparable restaurant sales results are not adjusted for the impact of named storms.
(2)Recent trends represent preliminary traffic results for the trailing 21-day period ended August 10, 2022.
(3)See non-GAAP discussion below.
(4)See discussion below on non-recurring costs from chicken supply issue and labor.
(5)Sales lift on refreshed units based on sales in the respective units for 4-weeks prior to the commencement of the project compared to the sales after reopening the unit for full operations, excluding units with non-recurring events impacting the comparability of the unit's respective results.

Second Quarter 2022 Financial Summary

•Total revenues from continuing operations increased 8.0% to $98.5 million in the second quarter of 2022 from $91.2 million in the second quarter of 2021;
•Comparable restaurant sales at Pollo Tropical increased 8.4% in the second quarter of 2022 compared to the second quarter of 2021;
•Net loss of $(6.2) million, or $(0.25) per diluted share, in the second quarter of 2022, compared to net loss of $(0.1) million, or $0.00 per diluted share, in the second quarter of 2021;
•Net loss from continuing operations of $(6.5) million, or $(0.26) per diluted share, in the second quarter of 2022, compared to net income from continuing operations of $2.7 million, or $0.11 per diluted share, in the second quarter of 2021;
•Adjusted net loss (a non-GAAP financial measure) of $(2.1) million, or $(0.09) per diluted share, in the second quarter of 2022, compared to adjusted net income of $3.4 million, or $0.13 per diluted share, in the second quarter of 2021 (see non-GAAP reconciliation table below);
•Consolidated Adjusted EBITDA (a non-GAAP financial measure) of $5.7 million in the second quarter of 2022 compared to $9.1 million in the second quarter of 2021 (see non-GAAP reconciliation table below); and
•Restaurant-level Adjusted EBITDA (a non-GAAP financial measure) of $14.9 million, or 15.2% of Pollo Tropical restaurant sales, in the second quarter of 2022 compared to $18.4 million, or 20.3% of Pollo Tropical restaurant sales, in the second quarter of 2021 (see non-GAAP reconciliation table below).

Second Quarter 2022 Comparable Restaurant Sales

	Fiscal April	Fiscal May	Fiscal June	Second Quarter 2022	Fiscal July
2022 vs. 2021	7.1%	7.6%	10.8%	8.4%	10.0%

•Second quarter 2022 comparable restaurant sales vs 2021 were negatively impacted by remodels and refreshes that temporarily closed dine-in and counter take-out operations. We estimate that these temporary dine-in closures negatively impacted comparable restaurant sales by approximately 40 basis points in the second quarter of 2022.
•Second quarter 2022 comparable restaurant sales were negatively impacted by the timing of the Easter holiday. After adjusting for the impact of the holiday timing, second quarter 2022 comparable restaurant sales would have been approximately 30 basis points higher.
•Second quarter 2022 comparable restaurant sales benefited from the timing of the Fourth of July holiday. After adjusting for the impact of the holiday timing, second quarter 2022 comparable restaurant sales would have been approximately 15 basis points lower.

Cash and Liquidity
Excluding $3.6 million in restricted cash, our cash balance increased from $37.1 million at April 3, 2022 to $39.3 million at July 3, 2022. Capital expenditures in the second quarter of 2022 were $4.6 million.

Second Quarter and July 2022 Pollo Tropical Results
Total Pollo Tropical restaurant sales increased 8.0% to $98.0 million in the second quarter of 2022 compared to $90.8 million in the second quarter of 2021 primarily due to a comparable restaurant sales increase of 8.4%. The increase in comparable restaurant sales resulted from a net impact of product/channel mix and pricing of 15.1% and a decrease in comparable restaurant transactions of 6.7%. The increase in product/channel mix and pricing was driven primarily by menu price increases of 14.4% and mix-shift increases to dine-in, and delivery higher check average channels. Mix favorability from higher check new items and limited time offers including Family Bundle Packages and Churasco and increased add-on sales, including avocado slices also had a positive impact on mix. Pollo Tropical dine-in and counter take-out comparable restaurant sales increased 25.1% from the second quarter of 2021 to the second quarter of 2022 due primarily to the negative impact of the COVID-19 pandemic on dine-in traffic and closures of our dining rooms during a portion of the second quarter of 2021. Digital channel sales (delivery/online) growth continued to be strong in the second quarter of 2022, with 14.9% comparable restaurant sales growth vs. 2021.

Staffing improvement and value-focused promotions and menu innovation are driving accelerating traffic improvement, with recent comparable transactions trends in late July/early August of approximately -3.0% to -4.0% vs. 2021, an improvement from first quarter 2022 traffic levels of -7.0%. The recent traffic improvement has been seen across multiple markets including our key Miami-Dade market, which improved comparable restaurant sales 540 basis points and traffic 680 basis points in July 2022, as compared to the first quarter 2022. Orlando and West Palm markets improved comparable restaurant sales 410 basis points in July 2022 compared to the first quarter of 2022.

	Comparable Restaurant Sales Mix by Channel - Pollo Tropical
Channel	Second Quarter 2022	% of Total	Second Quarter 2021	% of Total
($ in thousands)
Counter(1)	$30,201	31%	$24,133	27%
Drive-thru	52,018	54%	52,431	59%
Delivery	10,516	11%	8,975	10%
Online	3,340	3%	3,080	3%
Catering	1,127	1%	1,052	1%
Total	$97,202	100%	$89,671	100%
(1) Counter sales include dine-in and counter take-out sales, which represented 49% of restaurant sales in 2019.
Consolidated Adjusted EBITDA (a non-GAAP financial measure) decreased to $5.7 million in the second quarter of 2022 from $9.1 million in the second quarter of 2021. The decrease was primarily due to higher labor, repair and maintenance, utilities, insurance costs, general and administrative costs and delivery fee expense, and commodity costs and sales mix within costs of sales, partially offset by the impact of higher restaurant sales. Higher labor costs were driven primarily by hourly wage rate increases, and additional overtime and training. We believe these labor cost increases for overtime and staff related incentives are short-term in nature. Higher commodity costs were partially due to non-recurring additional chicken costs of approximately $0.9 million as a result of utilizing a back-up supplier from May to early July 2022 due to a short-term capacity disruption experienced by our primary supplier.
Pricing action has been taken to offset labor, food and operating cost increases. In order to minimize sales traffic risk, we have taken a phased approach to menu price increases, and also targeting lower pricing increases on menu items purchased by value-conscious customers including our "Pollo Time" promotional items. Price increases taken in 2022 include a 5.0% increase in March 2022 and a 1.4% increase in June 2022. Additional pricing action is currently planned for September 2022.
Restaurant-level Adjusted EBITDA (a non-GAAP financial measure) as a percentage of restaurant sales decreased, with second quarter Restaurant-level Adjusted EBITDA as a percentage of restaurant sales of 15.2% in 2022 compared to 20.3% in 2021 (see non-GAAP reconciliation table below).
General and Administrative expenses were $12.8 million for the second quarter of 2022 and $11.1 million for the second quarter of 2021. General and administrative costs for the second quarter of 2022 included $1.7 million in non-recurring expenses comprised of $1.2 million of professional fees, $0.3 million digital platform costs, and $0.2 million of general and administrative efficiency initiative costs. General and administrative expenses for the second quarter of 2021 included $0.3 million related to non-recurring digital platform costs. The remainder of the increase was driven by higher employee and other support costs. We have finalized plans to reduce G&A expenses to a targeted range of 8.5% to 9.0% of current restaurant sales on a run rate basis during 2022, with expected implementation in the second half of the year.

Comparable Restaurant Average Weekly Sales - Pollo Tropical

Period	April	May	June
2022	$56,189	$54,509	$54,442
2021	$52,448	$50,681	$49,117

Refresh and Remodel Status and Results
We are taking a disciplined approach to testing upgraded/updated restaurant design elements and operating platform improvements as we refurbish existing units. We developed the new unit design and operational improvements based on consumer research and engineering studies from a leading restaurant engineering firm, and we have received very positive customer feedback on the first remodeled unit. We are targeting completion of 20 to 30 refresh/remodels in 2022. Through the second quarter of 2022, 17 refreshes and 5 remodels have been completed.
For refurbishments of existing units, we are implementing two levels of investment and scope:
1.Refreshes include updated exterior colors and attractive design elements and interior upgrades including more attractive and updated colors, new dining room furniture, bathrooms, limited patio upgrades and other customer facing upgrades. Targeted average investment for refreshes is expected to average approximately $275,000, and the majority of our refurbishments will be refreshes. Average investment per refresh completed to date has been in line with targeted levels.
2.Remodels include updated exterior colors and attractive design elements and interior upgrades including updated colors, more comprehensive interior updates including new dining room furniture, kitchen retrofits, more extensive consumer facing dining room updates, and more extensive patio upgrades. Targeted average investment for remodels is expected to average approximately $560,000, and the majority of remodels will be targeted at units with above average annual sales. Average investment per remodel to date is in line with the targeted investment level.
Our refresh/remodel program continues to exceed initial sales growth expectations. The refreshes completed to date have generated a sales lift of +3.8% to +5.6% when comparing the sales trend of each unit before and after the refresh to a control group of other Pollo units in each refresh unit’s local market.
Restaurant Portfolio
As of July 3, 2022, there were 138 Company-owned Pollo Tropical restaurants, and 29 franchised Pollo Tropical restaurants in the U.S., the U.S. Virgin Islands, Puerto Rico, Panama, Guyana, Ecuador and the Bahamas.
Investor Conference Call Today
We will host a conference call at 4:30 p.m. ET today. The conference call can be accessed live over the phone by dialing 631-891-4304. A replay will be available after the call until Thursday, August 18, 2022 and can be accessed by dialing

412-317-6671. The passcode is 10019749. The conference call will also be webcast live and archived on the corporate website at www.frgi.com, under the "Investor Relations" section. A replay of the webcast will be available through the corporate website shortly after the call has concluded.

About Fiesta Restaurant Group, Inc.
Fiesta Restaurant Group, Inc., owns, operates and franchises the Pollo Tropical® restaurant brand and prior to August 16, 2021, owned, operated, and franchised the Taco Cabana® restaurant brand. The brands specialize in the operation of fast casual/quick service restaurants that offer distinct and unique flavors with broad appeal at a compelling value. The brands feature fresh-made cooking, drive-thru service and catering. For more information about Fiesta Restaurant Group, Inc., visit the corporate website at www.frgi.com.

Forward Looking Statements
Certain statements contained in this news release and in our public disclosures, whether written, oral or otherwise made, relating to future events or future performance, including any discussion, express or implied regarding our anticipated growth, plans, objectives and the impact of our initiatives, including our efforts to reduce general and administrative expenses, our investments in strategic and sales building initiatives, including those relating to operations improvements, unit remodels and refreshes, digital initiatives, planned price increases, and drive thru improvements on future sales, margins, earnings and liquidity, contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These statements are often identified by the words "may," "might," "believes," "thinks," "anticipates," "plans," "positioned," "target," "continue," "expects," "look to," "intends" and other similar expressions, whether in the negative or the affirmative, that are not statements of historical fact. These forward-looking statements are not guarantees of future performance and involve certain risks, uncertainties, and assumptions that are difficult to predict, and you should not place undue reliance on our forward-looking statements. Our actual results and timing of certain events could differ materially from those anticipated in these forward-looking statements as a result of certain factors, including, but not limited to, those discussed from time to time in our reports filed with the Securities and Exchange Commission, including our Annual Report on Form 10-K and our quarterly reports on Form 10-Q. All forward-looking statements and the internal projections and beliefs upon which we base our expectations included in this release are made only as of the date of this release and may change. While we may elect to update forward-looking statements at some point in the future, we expressly disclaim any obligation to update any forward-looking statements, whether as a result of new information, future events, or otherwise.

FIESTA RESTAURANT GROUP, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
THREE AND SIX MONTHS ENDED JULY 3, 2022 AND JULY 4, 2021
(In thousands, except share and per share data)
(Unaudited)

	Three Months Ended (a)		Six Months Ended (a)
	July 3, 2022	July 4, 2021	July 3, 2022	July 4, 2021
Revenues:
Restaurant sales	$98,023	$90,764	$193,223	$178,604
Franchise royalty revenues and fees	464	391	873	766
Total revenues	98,487	91,155	194,096	179,370
Costs and expenses:
Cost of sales	32,580	27,558	63,327	54,859
Restaurant wages and related expenses (b)	24,583	21,901	48,157	42,240
Restaurant rent expense	5,976	5,824	12,003	11,701
Other restaurant operating expenses	16,755	14,215	33,405	27,520
Advertising expense	3,245	2,898	6,109	5,273
General and administrative expenses (b)(c)	12,791	11,050	25,133	21,716
Depreciation and amortization	5,232	4,875	10,346	9,963
Impairment and other lease charges (recoveries) (d)	2,110	(202)	1,408	(254)
Closed restaurant rent, net of sublease income (e)	401	966	781	1,716
Other expense (income), net (f)	83	170	134	293
Total operating expenses	103,756	89,255	200,803	175,027
Income (loss) from operations	(5,269)	1,900	(6,707)	4,343
Interest expense	85	61	170	122
Income (loss) from continuing operations before income taxes	(5,354)	1,839	(6,877)	4,221
Provision for (benefit from) income taxes (g)	1,134	(841)	912	2,236
Income (loss) from continuing operations	(6,488)	2,680	(7,789)	1,985
Income (loss) from discontinued operations, net of tax	267	(2,763)	212	(4,157)
Net loss	$(6,221)	$(83)	$(7,577)	$(2,172)
Earnings (loss) per common share:
Continuing operations – basic	$(0.26)	$0.11	$(0.31)	$0.07
Discontinued operations – basic	0.01	(0.11)	0.01	(0.16)
Basic	$(0.25)	$—	$(0.30)	$(0.09)

Continuing operations – diluted	$(0.26)	$0.11	$(0.31)	$0.07
Discontinued operations – diluted	0.01	(0.11)	0.01	(0.16)
Diluted	$(0.25)	$—	$(0.30)	$(0.09)
Weighted average common shares outstanding:
Basic	24,946,674	25,496,038	24,889,650	25,410,123
Diluted	24,946,674	25,496,038	24,889,650	25,410,783
(a)     The Company uses a 52- or 53-week fiscal year that ends on the Sunday closest to December 31. The three- and six-month periods ended July 3, 2022 and July 4, 2021 each included 13 and 26 weeks, respectively.
(b)     Restaurant wages and related expenses include stock-based compensation of $6 and $15 for the three months ended July 3, 2022 and July 4, 2021, respectively, and $13 and $31 for the six months ended July 3, 2022 and July 4, 2021, respectively. General and administrative expenses include stock-based compensation expense of $1,388 and $1,046 for the three months ended July 3, 2022 and July 4, 2021, respectively, and $2,011 and $2,040 for the six months ended July 3, 2022 and July 4, 2021, respectively.
(c)     See notes (f), (g), (h) and (i) to the reconciliation of net income (loss) to adjusted net income (loss) in the tables titled "Supplemental Non-GAAP Information."
(d)     See note (c) to the reconciliation of net income (loss) to adjusted net income (loss) in the tables titled "Supplemental Non-GAAP Information."
(e)     See note (d) to the reconciliation of net income (loss) to adjusted net income (loss) in the tables titled "Supplemental Non-GAAP Information."
(f)     See note (e) to the reconciliation of net income (loss) to adjusted net income (loss) in the tables titled "Supplemental Non-GAAP Information."

(g)     See notes (a) and (b) to the reconciliation of net income (loss) to adjusted net income (loss) in the tables titled "Supplemental Non-GAAP Information."

FIESTA RESTAURANT GROUP, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands)
(Unaudited)

	July 3, 2022	January 2, 2022

Assets
Cash	$39,262	$36,797
Other current assets	22,633	22,245
Property and equipment, net	85,506	89,884
Operating lease right-of-use assets	150,423	154,127
Goodwill	56,307	56,307
Deferred income taxes	175	—
Other assets	6,385	7,753
Total assets	$360,691	$367,113

Liabilities and Stockholders' Equity
Current portion of long-term debt	$69	$63
Other current liabilities	44,607	40,479
Long-term debt, net of current portion	397	438
Operating lease liabilities	158,876	163,270
Deferred tax liabilities	—	229
Other non-current liabilities	7,669	7,763
Total liabilities	211,618	212,242
Stockholders' equity	149,073	154,871
Total liabilities and stockholders' equity	$360,691	$367,113

FIESTA RESTAURANT GROUP, INC.
Supplemental Information
The following table sets forth certain unaudited supplemental financial and other data for the periods indicated
(In thousands, except percentages):

	(Unaudited)		(Unaudited)
	Three Months Ended		Six Months Ended
	July 3, 2022	July 4, 2021	July 3, 2022	July 4, 2021
Revenues:
Pollo Tropical	$98,487	$91,155	$194,096	$179,370

Change in comparable restaurant sales (a):
Pollo Tropical	8.4%	43.5%	8.2%	21.1%

Average sales per Company-owned restaurant:
Pollo Tropical
Comparable restaurants (b)	$715	$662	$1,408	$1,304
Non-comparable restaurants (c)	439	418	932	760
Total Company-owned (d)	710	658	1,400	1,294

Income (loss) from continuing operations before income taxes	$(5,354)	$1,839	$(6,877)	$4,221

Consolidated Adjusted EBITDA (e)	$5,656	$9,123	$10,948	$18,801

Restaurant-level Adjusted EBITDA (e):	$14,890	$18,383	$30,235	$37,042
(a)    Restaurants are included in comparable restaurant sales after they have been open for 18 months or longer. Restaurants are excluded from comparable restaurant sales for any fiscal month in which the restaurant was closed for more than five days. Comparable restaurant sales are compared to the same period in the prior year.
(b)     Comparable restaurants are restaurants that have been open for 18 months or longer. Average sales for comparable Company-owned restaurants are derived by dividing comparable restaurant sales for such period by the average number of comparable restaurants for such period.
(c)     Non-comparable restaurants are restaurants that have been open for less than 18 months, or that were temporarily closed during the period. Average sales for new Company-owned restaurants are derived by dividing new restaurant sales for such period by the average number of new restaurants for such period.
(d)     Average sales for total Company-owned restaurants are derived by dividing restaurant sales for such period by the average number of open restaurants for such period.
(e)    Consolidated Adjusted EBITDA and Restaurant-level Adjusted EBITDA are non-GAAP financial measures. Please see the reconciliation from net income (loss) to Consolidated Adjusted EBITDA and Restaurant-level Adjusted EBITDA in the table titled "Supplemental Non-GAAP Information."

FIESTA RESTAURANT GROUP, INC.
Supplemental Information
The following table sets forth certain unaudited supplemental data for the periods indicated:

	Three Months Ended		Six Months Ended
	July 3, 2022	July 4, 2021	July 3, 2022	July 4, 2021

Company-owned restaurant openings:
Pollo Tropical	—	—	—	—

Company-owned restaurant closings:
Pollo Tropical	—	—	—	—

Number of Company-owned restaurants:
Pollo Tropical	138	138	138	138
Taco Cabana	—	142	—	142
Total Company-owned restaurants	138	280	138	280

Number of franchised restaurants:
Pollo Tropical	29	29	29	29
Taco Cabana	—	6	—	6
Total franchised restaurants	29	35	29	35

Total number of restaurants:
Pollo Tropical	167	167	167	167
Taco Cabana	—	148	—	148
Total restaurants	167	315	167	315

FIESTA RESTAURANT GROUP, INC.
Supplemental Information
The following table sets forth certain unaudited supplemental financial and other data for the periods indicated
(In thousands, except percentages):

	Three Months Ended
	July 3, 2022		July 4, 2021
		(a)		(a)
Restaurant sales	$98,023		$90,764
Cost of sales	32,580	33.2%	27,558	30.4%
Restaurant wages and related expenses	24,583	25.1%	21,901	24.1%
Restaurant rent expense	5,976	6.1%	5,824	6.4%
Other restaurant operating expenses	16,755	17.1%	14,215	15.7%
Advertising expense	3,245	3.3%	2,898	3.2%
Depreciation and amortization	5,232	5.3%	4,875	5.4%
Impairment and other lease charges (recoveries)	2,110	2.2%	(202)	(0.2)%
Closed restaurant rent expense, net of sublease income	401	0.4%	966	1.1%

	Six Months Ended
	July 3, 2022		July 4, 2021
		(a)		(a)
Restaurant sales	$193,223		$178,604
Cost of sales	63,327	32.8%	54,859	30.7%
Restaurant wages and related expenses	48,157	24.9%	42,240	23.7%
Restaurant rent expense	12,003	6.2%	11,701	6.6%
Other restaurant operating expenses	33,405	17.3%	27,520	15.4%
Advertising expense	6,109	3.2%	5,273	3.0%
Depreciation and amortization	10,346	5.4%	9,963	5.6%
Impairment and other lease charges	1,408	0.7%	(254)	(0.1)%
Closed restaurant rent expense, net of sublease income	781	0.4%	1,716	1.0%

(a)    Percent of restaurant sales.

FIESTA RESTAURANT GROUP, INC.
Supplemental Non-GAAP Information
The following table sets forth certain unaudited supplemental financial data for the periods indicated
(In thousands):

Consolidated Adjusted EBITDA and margin and Restaurant-level Adjusted EBITDA and margin are non-GAAP financial measures. Consolidated Adjusted EBITDA is defined as earnings (loss) before interest expense, income taxes, depreciation and amortization, impairment and other lease charges (recoveries), goodwill impairment, closed restaurant rent expense, net of sublease income, stock-based compensation expense, other expense (income), net, and certain significant items that are related to strategic changes and/or are not related to the ongoing operation of our restaurants as set forth in the reconciliation table below. Restaurant-level Adjusted EBITDA is defined as Consolidated Adjusted EBITDA excluding franchise royalty revenues and fees, pre-opening costs and general and administrative expenses (including corporate-level general and administrative expenses).

Consolidated Adjusted EBITDA is the primary measure of profit or loss used by our chief operating decision maker for purposes of assessing performance. In addition, management believes that Consolidated Adjusted EBITDA and Restaurant-level Adjusted EBITDA, when viewed with our results of operations calculated in accordance with GAAP and our reconciliation of net income (loss) to Consolidated Adjusted EBITDA and Restaurant-level Adjusted EBITDA (i) provide useful information about our operating performance and period-over-period changes, (ii) provide additional information that is useful for evaluating the operating performance of our business, and (iii) permit investors to gain an understanding of the factors and trends affecting our ongoing earnings, from which capital investments are made and debt is serviced. However, such measures are not measures of financial performance or liquidity under GAAP and, accordingly, should not be considered as alternatives to net income or cash flow from operating activities as indicators of operating performance or liquidity. Also, these measures may not be comparable to similarly titled captions of other companies.

	Three Months Ended		Six Months Ended
	July 3, 2022	July 4, 2021	July 3, 2022	July 4, 2021

Net loss	$(6,221)	$(83)	$(7,577)	$(2,172)
Loss (income) from discontinued operations, net of tax	(267)	2,763	(212)	4,157
Provision for (benefit from) income taxes	1,134	(841)	912	2,236
Income (loss) from continuing operations before taxes	(5,354)	1,839	(6,877)	4,221
Add:
Non-general and administrative adjustments:
Depreciation and amortization	5,232	4,875	10,346	9,963
Impairment and other lease charges (recoveries)	2,110	(202)	1,408	(254)
Interest expense	85	61	170	122
Closed restaurant rent expense, net of sublease income	401	966	781	1,716
Other expense (income), net	83	170	134	293
Stock-based compensation expense	6	15	13	31
Total non-general and administrative adjustments	7,917	5,885	12,852	11,871
General and administrative adjustments:
Stock-based compensation expense	1,388	1,046	2,011	2,040
Non-recurring professional fees	1,197	—	1,902	—
G&A efficiency initiatives	193	—	454	—
Digital costs	315	335	606	651
Total general and administrative adjustments	3,093	1,399	4,973	2,709
Consolidated Adjusted EBITDA	$5,656	$9,123	$10,948	$18,801
Consolidated Adjusted EBITDA as a percentage of total revenues	5.7%	10.0%	5.6%	10.5%
Restaurant-level adjustments:
Add: Other general and administrative expense(a)	$9,698	$9,651	20,160	19,007
Less: Franchise royalty revenue and fees	464	391	873	766
Restaurant-level Adjusted EBITDA	$14,890	$18,383	$30,235	$37,042
Restaurant-level Adjusted EBITDA as a percentage of restaurant sales	15.2%	20.3%	15.6%	20.7%
(a)    Excludes general and administrative adjustments above.

FIESTA RESTAURANT GROUP, INC.
Supplemental Non-GAAP Information
The following table sets forth certain unaudited supplemental financial data for the periods indicated
(In thousands of dollars, except per share amounts):

Adjusted net income and related adjusted diluted earnings per share are non-GAAP financial measures. Adjusted net income is defined as net income (loss) before discontinued operations, impairment and other lease charges (recoveries), goodwill impairment, closed restaurant rent expense, net of sublease income, other expense (income), net, and other significant items that are related to strategic changes and/or are not related to the ongoing operation of our restaurants. Management believes that adjusted net income and related adjusted earnings per diluted share, when viewed with our results of operations calculated in accordance with GAAP (i) provide useful information about our operating performance and period-over-period growth, (ii) provide additional information that is useful for evaluating the operating performance of our business, and (iii) permit investors to gain an understanding of the factors and trends affecting our ongoing earnings, from which capital investments are made and debt is serviced. However, such measures are not measures of financial performance or liquidity under GAAP and, accordingly should not be considered as alternatives to net income or net income per share as indicators of operating performance or liquidity. Also, these measures may not be comparable to similarly titled captions of other companies.

	(Unaudited)
	Three Months Ended
	July 3, 2022				July 4, 2021
	Loss Before Income Taxes	Provision For Income Taxes (a)	Net Loss	Diluted EPS	Income Before Income Taxes	Benefit From Income Taxes (a)	Net Income (Loss)	Diluted EPS
Reported - GAAP Net income (loss)			$(6,221)	$(0.25)			$(83)	$—
Loss (income) from discontinued operations, net of tax			(267)	(0.01)			2,763	0.11
Income (loss) from continuing operations	$(5,354)	$1,134	$(6,488)	$(0.26)	$1,839	$(841)	$2,680	$0.11
Adjustments:
Non-general and administrative expense adjustments:
Deferred tax asset valuation allowance (b)	—	(1,132)	1,132	0.05	—	255	(255)	(0.01)
Impairment and other lease charges (recoveries) (c)	2,110	526	1,584	0.06	(202)	(50)	(152)	(0.01)
Closed restaurant rent expense, net of sublease income (d)	401	100	301	0.01	966	241	725	0.03
Other expense (income), net (e)	83	21	62	—	170	42	128	0.01
Total non-general and administrative expense	2,594	(485)	3,079	0.12	934	488	446	0.02
General and administrative expense adjustments:
Non-recurring professional fees (f)	1,197	298	899	0.04	—	—	—	—
G&A efficiency initiatives (g)	193	48	145	—	—	—	—	—
Restructuring costs and retention bonuses (h)	—	—	—	—	18	4	14	—
Digital costs (i)	315	79	236	0.01	335	84	251	0.01
Total general and administrative expense	1,705	425	1,280	0.05	353	88	265	0.01
Adjusted - Non-GAAP	$(1,055)	$1,074	$(2,129)	$(0.09)	$3,126	$(265)	$3,391	$0.13

	(Unaudited)
	Six Months Ended
	July 3, 2022				July 4, 2021
	Loss Before Income Taxes	Provision For Income Taxes (a)	Net Loss	Diluted EPS	Income Before Income Taxes	Provision For Income Taxes (a)	Net Income (Loss)	Diluted EPS
Reported - GAAP Net income (loss)			$(7,577)	$(0.30)			$(2,172)	$(0.09)
Loss (income) from discontinued operations, net of tax			(212)	(0.01)			4,157	0.16
Income (loss) from continuing operations	$(6,877)	$912	$(7,789)	$(0.31)	$4,221	$2,236	$1,985	$0.07
Adjustments:
Non-general and administrative expense adjustments:
Income tax due to tax law change (a)	—	—	—	—	—	(563)	563	0.02
Deferred tax asset valuation allowance (b)	—	(1,252)	1,252	0.05	—	(376)	376	0.01
Impairment and other lease charges (c)	1,408	351	1,057	0.04	(254)	(63)	(191)	(0.01)
Closed restaurant rent expense, net of sublease income (d)	781	195	586	0.02	1,716	428	1,288	0.05
Other expense (income), net (e)	134	33	101	0.01	293	73	220	0.01
Total non-general and administrative expense	2,323	(673)	2,996	0.12	1,755	(501)	2,256	0.09
General and administrative expense adjustments:
Non-recurring professional fees (f)	1,902	474	1,428	0.06	—	—	—	—
G&A efficiency initiatives (g)	454	113	341	0.01	—	—	—	—
Restructuring costs and retention bonuses (h)	—	—	—	—	18	4	14	—
Digital costs (i)	606	151	455	0.02	651	162	489	0.02
Total general and administrative expense	2,962	738	2,224	0.09	669	166	503	0.02
Adjusted - Non-GAAP	$(1,592)	$977	$(2,569)	$(0.10)	$6,645	$1,901	$4,744	$0.19

(a)    The provision for (benefit from) income taxes related to the adjustments was calculated using the Company's combined federal statutory and estimated state rate of 24.9% and 25.0% for the periods ending July 3, 2022 and July 4, 2021, respectively. In the three months ended April 4, 2021, we recorded an out-of-period adjustment totaling $1.5 million related to tax depreciation on certain assets placed into service several years prior to the formation of Fiesta in 2011, of which $0.6 million is attributable to a change in tax rates as a result of the Tax Cuts and Jobs Act of 2017.

(b)    We recorded adjustments totaling $1.1 million and $1.3 million for the three and six months ended July 3, 2022, respectively, to our valuation allowance against deferred income tax assets primarily related to changes in our deferred income tax assets and the expected timing of the reversal of these temporary differences. We recorded adjustments totaling $(0.3) million and $0.4 million to our valuation allowance for the three and six months ended July 4, 2021, respectively, primarily related to changes in our deferred income tax assets and the expected timing of the reversal of the temporary differences, which included a $0.9 million increase to our valuation allowance as a result of changes in our net deferred tax liabilities related to the out-of-period adjustment in the first quarter of 2021.
(c)     Impairment and other lease charges (recoveries) for the three and six months ended July 3, 2022 consist of impairment charges of $2.2 million and, for the six months ended July 3, 2022, gains from lease terminations of $(0.7) million. The impairment charges for the three and six months ended July 3, 2022 relate to the impairment of assets from four Pollo Tropical restaurants. Impairment and other lease charges (recoveries) for the three and six months ended July 4, 2021 primarily relate to gains from lease terminations.
(d)     Closed restaurant rent expense, net of sublease income, for the three and six months ended July 3, 2022 primarily consists of closed restaurant lease costs of $2.1 million and $4.3 million, respectively, partially offset by sublease income of $(1.7) million and $(3.6) million, respectively. Closed restaurant rent expense, net of sublease income, for the three and six months ended July 4, 2021 primarily consists of closed restaurant lease costs of $2.3 million and $4.6 million, respectively, partially offset by sublease income of $(1.3) million and $(2.9) million, respectively.
(e)     Other expense (income), net, for the three and six months ended July 3, 2022 primarily consists of closed restaurant related costs. Other expense (income), net, for the three and six months ended July 4, 2021 primarily consists of costs for the removal, transfer, and storage of equipment from closed restaurants and other closed restaurant related costs.
(f)    Non-recurring professional fees consist of costs related to growth initiatives.
(g)    G&A efficiency initiatives consist of non-recurring retention bonus costs.
(h)    Restructuring costs and retention bonuses for the three and six months ended July 4, 2021 include severance costs related to the disposition of Taco Cabana.
(i)    Digital costs for the three and six months ended July 3, 2022 and July 4, 2021, include costs related to enhancing the digital experience for our customers.